Exhibit 8.2

Watson, Farley & Williams LLP
Our reference: HOLS1/28422.50001/80254177v1 May 15, 2014	1133 Avenue of the Americas New York, New York 10036 Tel +1 212 922 2200 Fax +1 212 922 1512

KNOT Offshore Partners LP

2 Queen’s Cross, Aberdeen

Aberdeenshire AB15 4YB

United Kingdom

Registration Statement on Form F-3

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for KNOT Offshore Partners LP, a Marshall Islands limited partnership (the “Partnership”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (“Rules”), of a registration statement on Form F-3 (such registration statement and any additional registration statement filed pursuant to Rule 462(b) is referred to as the “Registration Statement”) for the registration of the sale from time to time of up to $750 million aggregate offering price (or any such further aggregate offering price as may be registered pursuant to Rule 462(b)) of (i) common units to be issued by the Partnership each representing limited partnership interests in the Partnership, (ii) other classes of units to be issued by the Partnership each representing limited partnership interests, and (iii) debt securities, which may be issued pursuant to a form of senior indenture or subordinated indenture, in substantially the forms filed as Exhibit 4.1 and Exhibit 4.2, respectively, to the Registration Statement, including debt securities convertible into or exchangeable for Common Units or Preferred Units. The securities described in this paragraph will be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus.

In rendering this opinion, we have examined originals or photocopies of all such documents, including (i) the Registration Statement and the Prospectus, and (ii) such other papers, documents and certificates of public officials and certificates of representatives of the Partnership and its general partner as we have deemed necessary. In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates. We have also assumed that (i) the Registration Statement and any amendments or supplements thereto (including any necessary post-effective amendments) shall have become effective under the Securities Act, and (ii) a Prospectus supplement shall have been prepared and filed with the Commission describing the Securities offered thereby.

Watson, Farley & Williams LLP is a Delaware limited liability partnership. Any reference to a ‘partner’ means a member of Watson, Farley & Williams LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams LLP or an affiliated undertaking has an office in each of the cities listed.

London — New York — Paris — Hamburg — Munich — Frankfurt — Rome — Milan — Madrid — Athens — Singapore — Bangkok — Hong Kong

KNOT Offshore Partners LP	Page 2
May 15, 2014

This opinion is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we hereby confirm that we have reviewed the discussion set forth in the Prospectus under the caption “Non-United States Tax Considerations–Marshall Islands Tax Consequences” and we confirm that the statements in such discussion, to the extent they constitute summaries of law or legal conclusions, unless otherwise noted, are the opinion of Watson, Farley & Williams LLP with respect to Marshall Islands tax consequences as of the date of the Prospectus (except for the representations and statements of fact of the Partnership included under such caption, as to which we express no opinion).

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement and to the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.

Very truly yours,

/s/ WATSON, FARLEY & WILLIAMS LLP

Watson, Farley & Williams LLP